Exhibit 99.1

Legence Reports Second Quarter 2026 Financial Results

Record Quarterly Revenues of $1.26 Billion, a 111% Increase from a Year Ago

Excluding Bowers Acquisition, Revenues (non-GAAP) Grew by 60% from a Year Ago1

Quarterly Adjusted EBITDA (non-GAAP) Increased 114% from Prior Year2

Record Total Backlog and Awarded Contracts of $5.67 Billion, a 105% Increase from a Year Ago

Establish Third Quarter 2026 Guidance for Revenue of $1.225 Billion - $1.275 Billion and Non-GAAP Adjusted EBITDA of $150 Million - $160 Million

Raise Full Year 2026 Guidance for Revenue to $4.7 Billion - $4.8 Billion and Non-GAAP Adjusted EBITDA of $565 Million - $585 Million

SAN JOSE, California - August 13, 2026 - Legence Corp. (Nasdaq: LGN) (“Legence” or the “Company”) today reported financial results for the second quarter ended June 30, 2026.

“Strong customer demand led to another record quarter for Legence, with new highs in revenue, Adjusted EBITDA and backlog and awarded contracts,” said Jeff Sprau, Chief Executive Officer of Legence. “Total revenue more than doubled year over year, with revenue growth, excluding the impact of The Bowers Group (“Bowers”) acquisition, of approximately 60%. While the data centers & technology end market continues to be a significant driver of our performance, we are also benefitting from healthy activity across our other diverse end markets, including life sciences & healthcare, state & local government, and education. Our dedicated craftspeople, technicians, and engineering professionals are executing at the highest standards, and we are leveraging the scalability of our growth platform to drive sequential Adjusted EBITDA Margin expansion. As we enter the second half of 2026, healthy industry conditions, combined with our backlog-supported visibility, gives us confidence to raise our revenue and profit outlook for the year.”

[1]

Excludes impact of approximately $303.8 million of second quarter 2026 revenues from Bowers. Revenue growth (excluding Bowers) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” for more information.

[2]

Adjusted EBITDA is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are included in the section titled “Non-GAAP Financial Measures.”

Second Quarter 2026 Consolidated Results:

Revenues for the second quarter 2026 totaled $1.26 billion, an increase of 110.7% from $598.9 million for the second quarter 2025. Excluding the impact of the Bowers acquisition, non-GAAP revenue growth was 60.0%. Gross profit for the second quarter 2026 was $220.2 million with gross margin of 17.4%, compared to gross profit of $128.7 million and gross margin of 21.5% for the second quarter 2025. Excluding the impact of compensation related to legacy Series A Interests and Restricted Series C Interests paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $234.0 million and non-GAAP Adjusted Gross Margin of 18.5% for the second quarter 2026, compared to non-GAAP Adjusted Gross Profit of $130.3 million and non-GAAP Adjusted Gross Margin of 21.8% for the second quarter 2025. The decrease in non-GAAP Adjusted Gross Profit and non-GAAP Adjusted Gross Margin was primarily due to a revenue mix shift towards Installation & Maintenance and a slight decline in Engineering & Consulting Adjusted Gross Margin. Net loss attributable to Legence for the second quarter 2026 was $27.8 million, or $(0.37) per diluted share, compared to a net loss attributable to Legence of $5.3 million for the second quarter 2025. Net loss for the second quarter 2026 was $34.6 million, compared to a net loss of $3.9 million for the second quarter 2025. Non-GAAP Adjusted EBITDA for the second quarter 2026 was $154.6 million, an increase of 114.1% from $72.2 million for the second quarter 2025. Refer to “Non-GAAP Financial Measures” for definitions of revenue growth (excluding Bowers), Adjusted Gross Profit, Adjusted Gross Margin, Adjusted EBITDA and Adjusted EBITDA Margin and a reconciliation of each to the most directly comparable GAAP measure.

Legence Corp. Consolidated Results
($ in thousands)	Three Months Ended June 30,
	2026		2025		Year over Year Change
	$	%	$	%	$	%
Revenues:
Engineering & Consulting	$206,893	16.4%	$196,094	32.7%	$10,799	5.5%
Installation & Maintenance	1,055,234	83.6%	402,796	67.3%	652,438	162.0%

Consolidated Revenues	$1,262,127	100.0%	$598,890	100.0%	$663,237	110.7%

	Three Months Ended June 30,
	2026		2025		Year over Year Change
	$	% Margin	$	% Margin	$	%
Gross Profit:
Engineering & Consulting	$56,148	27.1%	$64,111	32.7%	$(7,963)	(12.4)%
Installation & Maintenance	164,083	15.5%	64,563	16.0%	99,520	154.1%

Consolidated Gross Profit	$220,231	17.4%	$128,674	21.5%	$91,557	71.2%

Non-GAAP Adjusted Gross Profit	$233,960	18.5%	$130,330	21.8%	$103,630	79.5%

Non-GAAP Adjusted EBITDA	$154,569	12.2%	$72,204	12.1%	$82,365	114.1%

Engineering & Consulting Segment Results:

Engineering & Consulting segment revenue for the second quarter 2026 totaled $206.9 million, an increase of 5.5% from $196.1 million for the second quarter 2025, driven by higher demand for Program & Project Management services primarily from state & local government and data centers & technology clients, partially offset by lower revenue from Engineering & Design services primarily from mixed-use clients.

Engineering & Consulting segment gross profit for the second quarter 2026 totaled $56.1 million, a decrease of 12.4% from $64.1 million for the second quarter 2025. Excluding the impact of compensation related to legacy Series A Interests and Restricted Series C Interests paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $64.3 million and non-GAAP Adjusted Gross Margin of 31.1% for the second quarter 2026, compared to non-GAAP Adjusted Gross Profit of $65.1 million and non-GAAP Adjusted Gross Margin of 33.2% for the second quarter 2025. Refer to “Non-GAAP Financial Measures” for definitions of Adjusted Gross Profit and Adjusted Gross Margin and a reconciliation of each to the most directly comparable GAAP measure. The decrease in non-GAAP Adjusted Gross Profit was primarily driven by lower non-GAAP Adjusted Gross Margin, partially offset by higher revenue. The decrease in non-GAAP Adjusted Gross Margin was primarily driven by a revenue mix shift towards the Program & Project Management service line and rising indirect customer fulfillment costs.

Engineering & Consulting Segment Results
($ in thousands)	Three Months Ended June 30,
	2026		2025		Year over Year Change
	$	%	$	%	$	%
Segment Revenues:
Engineering & Design	$102,348	49.5%	$106,685	54.4%	$(4,337)	(4.1)%
Program & Project Management	104,545	50.5%	89,409	45.6%	15,136	16.9%

Engineering & Consulting Revenues	$206,893	100.0%	$196,094	100.0%	$10,799	5.5%

	Three Months Ended June 30,
	2026		2025		Year over Year Change
	$	% Margin	$	% Margin	$	%
Engineering & Consulting Gross Profit	$56,148	27.1%	$64,111	32.7%	$(7,963)	(12.4)%
Engineering & Consulting Non-GAAP Adjusted Gross Profit	$64,334	31.1%	$65,088	33.2%	$(754)	(1.2)%

Installation & Maintenance Segment Results:

Installation & Maintenance segment revenue for the second quarter 2026 totaled $1.06 billion, an increase of 162.0% from $402.8 million for the second quarter 2025. Excluding the impact of the Bowers acquisition, non- GAAP Installation & Maintenance segment revenues grew by 86.6% over the comparable periods.3 The increase was driven by strong demand for our Installation & Fabrication services, primarily from data centers & technology clients. The increase in Maintenance & Service revenue was primarily from data centers & technology, education, state & local government and life sciences & healthcare clients. See the section titled “Non-GAAP Financial Measures” for more information about non-GAAP revenue growth (excluding Bowers).

Installation & Maintenance segment gross profit for the second quarter 2026 totaled $164.1 million, an increase of 154.1% from $64.6 million for the second quarter 2025. Excluding the impact of compensation related to legacy Series A Interests and Restricted Series C Interests paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $169.6 million and non-GAAP Adjusted Gross Margin of 16.1% for the second quarter 2026, compared to non-GAAP Adjusted Gross Profit of $65.2 million and non-GAAP Adjusted Gross Margin of 16.2% for the second quarter 2025. Refer to “Non-GAAP Financial Measures” for definitions of Adjusted Gross Profit and Adjusted Gross Margin and a reconciliation of each to the most directly comparable GAAP measure. The increase in non-GAAP Adjusted Gross Profit was primarily driven by revenue growth, partially offset by a slight decline in non-GAAP Adjusted Gross Margin. The slight decline in non-GAAP Adjusted Gross Margin was primarily due to an increase in Installation & Fabrication revenue mix, and lower service line margins, largely offset by greater economies of scale in customer fulfillment support costs.

Installation & Maintenance Segment Results
($ in thousands)	Three Months Ended June 30,
	2026		2025		Year over Year Change
	$	%	$	%	$	%
Segment Revenues:
Installation & Fabrication	$924,884	87.6%	$320,025	79.5%	$604,859	189.0%
Maintenance & Service	130,350	12.4%	82,771	20.5%	47,579	57.5%

Installation & Maintenance Revenues	$1,055,234	100.0%	$402,796	100.0%	$652,438	162.0%

	Three Months Ended June 30,
	2026		2025		Year over Year Change
	$	% Margin	$	% Margin	$	%
Installation & Maintenance Gross Profit	$164,083	15.5%	$64,563	16.0%	$99,520	154.1%
Installation & Maintenance Non-GAAP Adjusted Gross Profit	$169,626	16.1%	$65,242	16.2%	$104,384	160.0%

[3]

Excludes impact of approximately $303.8 million of second quarter 2026 revenues from Bowers. Revenue growth (excluding Bowers) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” for more information.

Backlog and Awarded Contracts and Book-to-Bill Ratio

Backlog and awarded contracts totaled $5.67 billion at June 30, 2026, an increase of 104.6% from $2.77 billion at June 30, 2025. The consolidated book-to-bill ratio for the three-month period ended June 30, 2026 was 1.2x. Engineering & Consulting segment backlog and awarded contracts increased by 26.6% year over year, primarily from growth in the state & local government, education, and life sciences & healthcare end markets. Installation & Maintenance segment backlog and awarded contracts increased by 141.2% year over year, primarily from the acquisition of Bowers and strong growth in the data centers & technology and education end markets.

Backlog and Awarded Contracts
($ in thousands)
	As of June 30,		Year over Year Change
	2026	2025	$	%
Engineering & Consulting	$1,122,226	$886,217	$236,009	26.6%
Installation & Maintenance	4,549,573	1,886,457	2,663,116	141.2%

Total Backlog and Awarded Contracts	$5,671,799	$2,772,674	$2,899,125	104.6%

Book-to-bill ratio for the three months ended
June 30	1.2x	1.3x
Book-to-bill ratio for the six months ended
June 30	1.2x	1.3x

Balance Sheet

At June 30, 2026, the Company had cash and equivalents of approximately $292.0 million and total debt4 of approximately $1.03 billion. As a result, net leverage was 1.6 times, based on non-GAAP Adjusted EBITDA of the Company for the last 12 months ended June 30, 2026 (“Legence LTM adjusted EBITDA”). When including non-GAAP EBITDA of Bowers for the six months ended December 31, 2025 together with Legence LTM adjusted EBITDA, adjusted net leverage was 1.5 times. Refer to “Non-GAAP Financial Measures” for definitions of net leverage and adjusted net leverage and related reconciliations.

Guidance

Legence announces the following guidance for the third quarter of 2026:

•	Total revenues of $1.225 billion to $1.275 billion; and

•	Non-GAAP Adjusted EBITDA of $150 million to $160 million.

Legence revises guidance for full year 2026 as follows:

•	Total revenues of $4.7 billion to $4.8 billion, up from $4.1 billion to $4.3 billion; and

•	Non-GAAP Adjusted EBITDA of $565 million to $585 million, up from $470 million to $490 million.

[4]	Total debt defined as Term Loan balance of $992.8 million and Notes Payable balance of $33.6 million.

Conference Call

Legence will host a webcast and conference call to discuss its financial results on August 13, 2026 at 10:00 a.m. (Eastern Time). The webcast link to the call and the slide presentation to accompany the call remarks can be accessed on the Company’s website at https://investors.wearelegence.com/. A replay of the webcast can be accessed through the same webcast link on the Company’s website shortly after the call and will be available through September 13, 2026.

About Legence

Legence is a leading provider of engineering, consulting, installation, and maintenance services for mission-critical systems in buildings. The Company specializes in designing, fabricating, and installing complex HVAC, process piping, and other mechanical, electrical and plumbing (MEP) systems—enhancing energy efficiency, reliability, and sustainability in new and existing facilities. Legence also delivers long-term performance through strategic upgrades and holistic solutions. Serving some of the world’s most technically demanding sectors, Legence counts over 60% of the Nasdaq-100 Index among its clients.

Forward-Looking Statements

Some of the information in this press release may contain “forward-looking statements.” All statements, other than statements of historical fact, included in this press release including, without limitation, those relating to our strategy, future operations, financial position and guidance, estimated revenues and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “plan,” “potential,” “predict,” “forecast,” “budget,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative versions of these words and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are not historical facts but rather are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, and it is possible that the results described in this press release will not be achieved. Such statements are subject to a number of assumptions, risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to: changes to economic and regulatory conditions and other trends in the markets in which we operate; our ability to compete effectively in our target markets; the business plans or financial condition of our customers; the impact of acquired companies, including

Bowers, on our organization and the ability to recognize the anticipated benefits of such acquisitions; the regulations related to environmental, health and safety matters; the ability to receive necessary government permits and approvals; the future availability and price of materials and equipment necessary for the performance of our business; the risks associated with inflation, interest rates, recessionary economic conditions and commodity prices; the fact that we outsource various elements of the services we sell and use materials and equipment produced by third parties; our clients’ reliance on third party financing; the recognition of all revenues from our backlog and awarded contracts; our receipt of all payments anticipated under awarded projects and customer contracts; the maintenance of safe work sites and equipment; restrictions imposed by our existing and any future indebtedness; our exposure to costs and liabilities under environmental, health and safety laws; misconduct and errors by employees, subcontractors, partners or third party service providers; and the other risks described under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2026 (the “Annual Report”), and in other documents subsequently filed by the Company from time to time with the SEC. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified in their entirety by the statements in this section, to reflect events or circumstances after the date of this press release. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Annual Report and in the Company’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements.

Contact

Media: media@wearelegence.com

Investor Relations: ir@wearelegence.com

Legence Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$1,262,127	$598,890	$2,300,020	$1,104,843
Cost of revenue	1,041,896	470,216	1,893,635	864,465

Gross profit	220,231	128,674	406,385	240,378
Selling, general and administrative	147,591	72,468	263,686	141,927
Depreciation and amortization	37,972	25,344	74,800	51,436
Acquisition-related costs	415	19	11,847	176
Gain on sale of property and equipment	(118)	(122)	(182)	(220)
Goodwill impairment	21,586	—	21,586	—
Long-lived asset impairment	19,491	—	19,491	—
Equity in earnings of joint venture	(88)	(364)	(592)	(824)

(Loss) income from operations	(6,618)	31,329	15,749	47,883
Other expense (income):
Interest expense (including $1,567 and $4,169 for the three months in 2026 and 2025, respectively, and $3,247 and $8,465 for the six months in 2026 and 2025, respectively, from related parties)	16,911	30,404	33,911	60,045
Interest income	(1,914)	(764)	(3,234)	(1,519)
Credit agreement amendment fees	2,014	49	5,257	2,926
Loss on debt extinguishment	13	—	13	—
Other income, net	(169)	(37)	(738)	(145)

Total other expense, net	16,855	29,652	35,209	61,307

(Loss) income before income tax	(23,473)	1,677	(19,460)	(13,424)
Income tax expense (benefit)	11,091	5,546	(2,290)	9,584

Net loss	(34,564)	(3,869)	(17,170)	(23,008)
Net (loss) income attributable to noncontrolling interests	(6,723)	1,401	(5,423)	3,475

Net loss attributable to Legence	$(27,841)	$(5,270)	$(11,747)	$(26,483)

Loss per share:
Basic	$(0.37)		$(0.16)
Diluted	$(0.37)		$(0.23)
Weighted-average Class A Common Stock outstanding:
Basic	76,032		71,616
Diluted	76,032		107,976

Legence Corp.

Condensed Consolidated Balance Sheets

(In thousands, except par value and share amounts) (Unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$291,980	$230,166
Accounts receivable, net	918,930	584,060
Contract assets, net	382,167	259,941
Prepaid expenses and other current assets	55,099	36,179

Total current assets	1,648,176	1,110,346
Property and equipment, net of accumulated depreciation of $115,490 and $98,650 as of June 30, 2026 and December 31, 2025, respectively	130,412	92,333
Operating lease right-of-use assets (including $18,598 and $20,025 as of June 30, 2026 and December 31, 2025, respectively, from related parties)	153,536	117,139
Goodwill	822,521	764,336
Intangible assets, net	792,175	551,420
Other assets	192,869	43,822

Total assets	$3,739,689	$2,679,396

Liabilities and Equity
Current liabilities:
Accounts payable	$428,988	$246,161
Accrued compensation and benefits	139,133	68,064
Accrued and other current liabilities	81,405	16,475
Contract liabilities	517,932	339,462
Current portion of operating lease liabilities (including $3,889 and $3,920 as of June 30, 2026 and December 31, 2025, respectively, from related parties)	31,008	21,300
Current portion of long-term debt	26,201	16,694

Total current liabilities	1,224,667	708,156
Long-term debt, net of current portion (including $97,162 and $84,735 as of June 30, 2026 and December 31, 2025, respectively, from related parties)	1,008,336	812,398
Operating lease liabilities, net of current portion (including $15,759 and $17,282 as of June 30, 2026 and December 31, 2025, respectively, from related parties)	130,023	103,762
Tax receivable agreement liability - related party	342,729	207,448
Deferred tax liabilities, net	43,397	46,714
Other long-term liabilities	12,997	12,123

Total liabilities	2,762,149	1,890,601
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding as of June 30, 2026 and December 31, 2025	—	—
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 76,881,291 and 63,856,975 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	768	638
Class B common stock, $0.01 par value, 200,000,000 shares authorized, 31,171,134 and 41,479,954 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	312	415
Additional paid-in capital	917,012	701,791
Accumulated deficit	(321,696)	(309,949)
Accumulated other comprehensive income (loss)	4,067	(698)

Total Legence stockholders’ equity	600,463	392,197
Noncontrolling interests	377,077	396,598

Total stockholders’ equity	977,540	788,795

Total liabilities and stockholders’ equity	$3,739,689	$2,679,396

Legence Corp.

Condensed Consolidated Statements of Cash Flows

(In thousands) (Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(17,170)	$(23,008)
Adjustments to reconcile net loss to cash provided by operating activities:
Amortization of intangible assets	65,954	42,237
Depreciation of property and equipment	20,512	15,884
Goodwill impairment	21,586	—
Long-lived asset impairment	19,491	—
Amortization of debt issuance costs and discounts	859	2,065
Stock-based compensation	96,478	3,241
Compensation expense - Performance Interests	15,554	—
Deferred taxes	(26,647)	(3,929)
Equity in earnings of joint venture	(592)	(824)
Operating lease right-of-use asset lease expense	14,413	8,301
Other	755	430
Changes in operating assets and liabilities:
Accounts receivable, net	(151,052)	(41,071)
Contract assets	(53,696)	(24,516)
Prepaid expenses and other current assets	(2,934)	3,887
Accounts payable	105,297	46,514
Accrued compensation and benefits	42,716	21,771
Accrued and other current liabilities	1,908	(2,410)
Contract liabilities	51,421	20,039
Operating lease liabilities, current and long-term	(12,051)	(6,652)
Other long-term assets and liabilities	1,692	583

Cash provided by operating activities	194,494	62,542

Cash flows from investing activities:
Purchases of property and equipment	(41,867)	(14,164)
Consideration paid for acquisitions, net of cash acquired	(281,293)	(453)
Proceeds from sale of property and equipment	220	166

Cash used in investing activities	(322,940)	(14,451)

Cash flows from financing activities:
Term loan borrowings (including $15,000 and $2,495 in 2026 and 2025, respectively, from related parties)	200,000	2,495
Term loan payments	(4,983)	(10,714)
Revolver borrowings	25,000	—
Revolver payments	(25,000)	—
Notes payable payments	(3,273)	(4,354)
Finance lease payments	(2,855)	(1,813)
Payments for deferred offering costs	(60)	(16,973)

Legence Corp.

Condensed Consolidated Statements of Cash Flows

(In thousands) (Unaudited)

Other	1,431	—

Cash provided by (used in) financing activities	190,260	(31,359)

Increase in cash and cash equivalents	61,814	16,732
Cash and cash equivalents, beginning of period	230,166	81,167

Cash and cash equivalents, end of period	$291,980	$97,899

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures as described below.

Our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies, have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our operating results as reported under GAAP. Additionally, we do not consider our non-GAAP financial measures superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP.

In addition, this press release includes certain projections of the non-GAAP financial measure Adjusted EBITDA. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliations of the forward-looking non-GAAP financial measures are included.

Revenue Growth (excluding Bowers)

This press release discloses consolidated revenue growth of Legence of 60.0%, and revenue growth of Legence’s Installation & Maintenance segment of 86.6%, for the quarter ended June 30, 2026, compared to the quarter ended June 30, 2025, the calculation of which, in each case, excludes the impact of approximately $303.8 million of second quarter 2026 revenues from Bowers. Such metrics are not calculated in accordance with GAAP. Management believes such metrics provide investors with useful supplemental information regarding the Company’s organic revenue performance by presenting revenue growth without giving effect to the impact of the Bowers acquisition. As calculated in accordance with GAAP, revenue growth of Legence was 110.7% (based on second quarter 2026 and 2025 consolidated revenues of $1.26 billion and $598.9 million, respectively), and revenue growth of Legence’s Installation & Maintenance segment was 162.0% (based on second quarter 2026 and 2025 I&M segment revenues of $1.06 billion and $402.8 million, respectively), for the quarter ended June 30, 2026 compared to the quarter ended June 30, 2025.

Adjusted EBITDA and Adjusted EBITDA Margin; Net Leverage and Adjusted Net Leverage

Adjusted EBITDA and Adjusted EBITDA Margin are financial measures not presented in accordance with GAAP but are intended to provide useful and supplemental information to investors and analysts as they evaluate our performance. Adjusted EBITDA is defined as net loss adjusted to exclude, or otherwise reflect, interest expense, interest income, income tax expense (benefit), depreciation and amortization, credit agreement amendment fees, goodwill impairment, long-lived asset impairment, net gain on sale and disposition of property and equipment, loss on debt extinguishment, acquisition and integration costs, system deployment costs, strategic initiative costs, indemnification asset adjustments, Tax Receivable Agreement liability remeasurements and stock-based and other non-cash compensation expense (benefit). Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margin should not be considered alternatives to net loss or net loss margin, respectively, as determined in accordance with GAAP. Management believes that the exclusion of the above-described items from net loss in the presentation of the non-GAAP measures identified above enables us and our investors to more effectively evaluate our operations period over period and to identify operating trends that might not be apparent due to, among other reasons, the variable nature of these items, both in value and frequency, period over period. In addition, management believes these measures may be useful for investors in comparing our operating results with those of other companies.

Net leverage is defined as net debt of Legence divided by Adjusted EBITDA of Legence, and adjusted net leverage is defined as net debt of Legence divided by LTM combined adjusted EBITDA. Net debt includes total balance sheet debt, excluding finance lease liabilities, less cash and cash equivalents. LTM combined adjusted EBITDA is the sum of (1) adjusted EBITDA of Legence for the 12-month period ended June 30, 2026 (or “Legence LTM adjusted EBITDA”) and (2) EBITDA of Bowers for the six month period ended December 31, 2025 (“Bowers EBITDA”), which is based, in part, on certain unaudited financial information of Bowers for the three months ended December 31, 2025 and audited financial information of Bowers for the year ended September 30, 2025. Bowers EBITDA is defined as net income, plus depreciation and amortization, interest income and income tax expense. The Company believes these non-GAAP measures are useful to investors as they provide alternative information that management believes to be useful in assessing (including, in the case of adjusted net leverage, on a combined basis giving effect to the Bowers acquisition) our ability to meet our payment obligations in addition to considering the absolute amount of our debt.

The following table provides a reconciliation (the “Legence adjusted EBITDA Reconciliation”) of our net loss, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA, and a calculation of Adjusted EBITDA Margin for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,	Twelve Months Ended June 30,
	2026	2025	2026	2025	2025	2026
Net loss	$(34,564)	$(3,869)	$(17,170)	$(23,008)	$(77,303)	$(71,465)
Interest expense	16,911	30,404	33,911	60,045	101,778	75,644
Interest income	(1,914)	(764)	(3,234)	(1,519)	(4,488)	(6,203)
Income tax expense (benefit)	11,091	5,546	(2,290)	9,584	22,161	10,287
Depreciation and amortization	44,190	28,770	86,466	58,121	114,288	142,633
Credit agreement amendment fees(1)	2,014	49	5,257	2,926	6,302	8,633
Goodwill impairment	21,586	—	21,586	—	24,966	46,552
Long-lived asset impairment	19,491	—	19,491	—	2,415	21,906
Net gain on sale and disposition of property and equipment	(118)	(122)	(182)	(220)	(326)	(288)
Loss on debt extinguishment	13	—	13	—	6,651	6,664
Acquisition and integration costs(2)	420	298	12,113	1,766	8,436	18,783
System deployment costs(3)	—	1,034	—	2,140	2,140	—
Strategic initiative costs(4)	1,512	3,159	2,711	9,947	17,092	9,856
Indemnification asset adjustments(5)	(93)	—	(198)	—	3,796	3,598
Tax Receivable Agreement liability remeasurements(6)	88	—	(161)	—	2,914	2,753
Stock-based and other non-cash compensation expense(7)	73,942	7,699	114,357	3,241	68,003	179,119

Adjusted EBITDA	$154,569	$72,204	$272,670	$123,023	$298,825	$448,472
Net loss margin	(2.7)%	(0.6)%	(0.7)%	(2.1)%	(3.0)%	(1.9)%
Adjusted EBITDA margin	12.2%	12.1%	11.9%	11.1%	11.7%	12.0%

(1)	Represents costs incurred in connection with our debt refinancings in each of the periods presented.
(2)

For the three months ended June 30, 2026 and 2025, $0.4 million relates to acquisition costs recorded in acquisition-related costs and $0.3 million relates to acquisition integration costs recorded in selling, general and administrative costs, respectively, in the Condensed Consolidated Statements of Operations. For the six months ended June 30, 2026 and 2025, the figures include $11.8 million and $0.2 million, respectively, of acquisition costs recorded in acquisition-related costs and $0.3 million and $1.6 million, respectively, of acquisition integration costs recorded in selling, general and administrative costs in the Condensed Consolidated Statements of Operations.

(3)	Represents consulting and initial upfront costs associated with implementing and optimizing certain enterprise resource planning systems.
(4)

Represents (i) consulting, legal, accounting, and other expenses in connection with non-recurring extraordinary company transactions, including fees related to our IPO that did not meet the requirements to be deferred issuance costs and (ii) consulting, legal, accounting, and other expenses in connection with secondary offerings conducted on behalf of our selling shareholders.

(5)

Represents adjustments to an indemnification asset related to unrecognized tax benefits acquired in a prior acquisition recorded in Other income, net in the Condensed Consolidated Statements of Operations and is fully offset in Income tax expense (benefit) in the Condensed Consolidated Statements of Operations.

(6)	Tax Receivable Agreement liability remeasurements are recorded in Other income, net in the Condensed Consolidated Statements of Operations.
(7)	Includes compensation expense relating to legacy Series A Interests and Restricted Series C Interests as well as RSUs, stock options, and ESPP.

The following table provides a reconciliation (the “Bowers EBITDA Reconciliation”) of net income of Bowers, the most directly comparable financial measure presented in accordance with GAAP, to Bowers EBITDA for the six months ended December 31, 2025:

($ in thousands)	Six Months Ended December 31, 2025
Net Income	$48,876
Interest Income	(1,256)
Income Tax Expense	2,827
Depreciation and Amortization	885

EBITDA	$51,332

The following table, taken together with the Legence adjusted EBITDA Reconciliation and the Bowers EBITDA Reconciliation, presents the calculation of LTM combined adjusted EBITDA:

($ in thousands)	Six Months Ended June 30, 2026	Six Months Ended December 31, 2025	Twelve Months Ended June 30, 2026
Legence Adjusted EBITDA	$272,670	$175,802	$448,472
Bowers EBITDA		51,332	51,332

LTM combined adjusted EBITDA			$499,804

The following table presents the calculation of net leverage and adjusted net leverage:

($ in thousands)	June 30, 2026
Cash and cash equivalents	$291,980
Term Loan	$992,790
Notes Payable	33,589

Total Debt(1)	$1,026,379
Net Debt(1)	$734,399
Legence LTM adjusted EBITDA	$448,472
Net Leverage	1.6
LTM combined adjusted EBITDA(2)	$499,804
Adjusted Net Leverage	1.5

(1)	Excludes approximately 15.0 million of finance leases in June 30, 2026
(2)	Represents the sum of (a) Adjusted EBITDA of Legence for the 12-month period ended June 30, 2026 and (b) EBITDA of Bowers for the six month period ended December 31, 2025

Adjusted Gross Profit and Adjusted Gross Margin

Adjusted Gross Profit is a financial measure not presented in accordance with GAAP but is intended to provide useful and supplemental information to investors and analysts as they evaluate our performance. Gross profit is defined as revenue less cost of revenue services. Adjusted Gross Profit is defined as gross profit adjusted to exclude compensation related to legacy Series A Interests and Restricted Series C Interests, where the payment of this expense is borne by entities outside of Legence Adjusted Gross Profit should not be considered an alternative to gross profit that is derived in accordance with GAAP. Adjusted Gross Margin is defined as Adjusted Gross Profit divided by revenue. Management believes that the exclusion of the above-described items from gross profit in the presentation of the non-GAAP measure identified above enables us and our investors to supplement the evaluation of our operations period over period and to identify operating trends that might not otherwise be apparent due to, among other reasons, the variable nature of these items, both in value and frequency, period over period. In addition, management believes this measure may be useful for investors in comparing our operating results with those of other companies.

The following table provides a reconciliation of our gross profit, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted Gross Profit for the periods presented herein (in thousands) and our Adjusted Gross Margin for the same periods:

	Three Months Ended June 30,
	2026	2025
Gross Profit
Engineering & Consulting Segment	$56,148	$64,111
Installation & Maintenance Segment	164,083	64,563

Consolidated	$220,231	$128,674
Non-GAAP Adjustments:
Compensation related to legacy Series A Interests and Restricted Series C Interests(1)
Engineering & Consulting Segment	$8,186	$977
Installation & Maintenance Segment	5,543	679

Consolidated	$13,729	$1,656
Non-GAAP Adjusted Gross Profit:
Engineering & Consulting Segment	$64,334	$65,088
Installation & Maintenance Segment	169,626	65,242

Consolidated	$233,960	$130,330
Non-GAAP Adjusted Gross Margin:
Engineering & Consulting Segment	31.1%	33.2%
Installation & Maintenance Segment	16.1%	16.2%
Consolidated	18.5%	21.8%

(1)

Represents the portion of compensation related to legacy Series A Interests and Restricted Series C Interests paid for by entities outside of Legence and recorded in cost of revenue in the Condensed Consolidated Statements of Operations. Figures exclude the portion of stock-based compensation expense related to restricted stock units and other equity awards issued by Legence.

Backlog and Awarded Contracts and Book-to-Bill Ratio

We believe that backlog and awarded contracts and book-to-bill ratio enable us to more effectively forecast our future results and working capital needs, as well as better identify future operating trends that may not otherwise be apparent. Backlog represents, as of any date of determination, the expected revenue values of the remaining performance obligations under our contracted fixed-price projects. Awarded contracts represents, as of any date of determination, the expected revenue values of projects awarded to us following a request for proposals but for which a formal contract has not yet been signed. We calculate our book-to-bill ratio by taking our additions to backlog and awarded contracts, excluding additions that were attained through acquisition, for the period, and dividing it by revenue from fixed-price contracts for the same period. Given that backlog and awarded contracts and book-to-bill ratio are operational measures and that our methodology for calculating each such measure does not meet the definition of a non-GAAP financial measure, as that term is defined by the SEC, a quantitative reconciliation for each is not required or provided.